Ex. 99.1
Bonds Sold to Help Fund First Dynamic Fuels Plant
Venture by Tyson Foods and Syntroleum uses tax exempt bonds
Geismar, Louisiana — October 21 , 2008 — Special tax exempt bonds were issued and sold Tuesday to help fund a unique renewable fuels plant in Geismar, Louisiana, being constructed by Dynamic Fuels, a joint venture of Tyson Foods (NYSE: TSN) and Syntroleum Corporation (NASDAQ: SYNM)
The bond sale consisted of $100 million in Gulf Opportunity Zone (GO Zone) Bonds, which were previously approved by the Louisiana State Bond Commission. The floating rate bonds have an initial interest rate of 1.3%. The bonds were underwritten by SunTrust Robinson Humphrey, Inc. and issued by the Louisiana Public Facilities Authority. The proceeds will help finance a plant designed to produce high quality diesel and jet fuels from animal fats and greases.
The availability of the tax exempt bonds is the result of the Gulf Opportunity Zone Act of 2005, which is designed to help rebuild economies devastated by hurricanes Katrina and Rita. The plant has a projected cost of $138 million, with $100 million from the bonds, plus $26 million already funded by Tyson and Syntroleum. The balance of $12 million will be funded by the two companies by the end of the year.
“We’re very pleased with the outcome of the bond sale, particularly given the current economic challenges facing U.S. financial markets,” said Jeff Bigger, director of the Dynamic Fuels LLC Management Committee. “The funding will enable us to keep this important alternative energy project on track.”
Groundbreaking for the new Dynamic Fuels plant was held earlier this month, and construction will begin soon. The facility is currently scheduled to begin production in 2010, with a total capacity of 75 million gallons per year. It will employ 250 full-time workers at the peak of construction. Once in operation, the facility will employ 45 people and generate an annual payroll of more than $4 million, plus 20 full-time equivalent maintenance contractors.
Unlike the ethanol and biodiesel industries, which use food ingredients such as corn and soybean oil to produce fuel, the Dynamic Fuels project will primarily use non-food grade animal fats produced or procured by Tyson Foods, such as beef tallow, pork lard, chicken fat and greases.
The renewable synthetic diesel fuel produced by Dynamic Fuels can be sold in the U.S. within the existing diesel fuel distribution system. Its ultra-clean properties are expected to make it a popular choice for conventional diesel producers to use as a blending fuel to help conventional diesel meet government emission standards.
About Syntroleum (NASDAQ:SYNM — News)
Syntroleum Corporation owns the Syntroleum® Process for converting synthesis gas derived from biomass, coal, natural gas and other carbon-based feedstocks, and the Bio-Synfining™ technology for converting animal fat and vegetable oil feedstocks into synthetic liquid hydrocarbons. The Company plans to use its technology to develop and participate in synthetic and renewable fuel projects utilizing the Company’s technology in a number of global locations.

Ex. 99.1
About Tyson Foods, Inc. (NYSE: TSN — News)
Tyson Foods, Inc. [NYSE: TSN], founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef, and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. Tyson provides products and service to customers throughout the United States and more than 80 countries. The company has approximately 104,000 Team Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.
Forward-Looking Statements
This document includes forward-looking statements as well as historical information. These forward-looking statements may include statements relating to costs, timing and production of the fuel plant; job creation from plant; and fuel characteristics, benefits and uses.
####
Contacts:
Tyson Foods, Inc.
Gary Mickelson, 479-290-6111
or
Syntroleum Corporation
Ron Stinebaugh, 918-764-3406
or
Halliburton Investor Relations
Geralyn DeBusk or Casey Stegman, 972-458-8000